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                                   EXHIBIT 5


                                       July 25, 1996

MHM Services, Inc.
7601 Lewinsville Road, Suite 200
McLean, VA  22101


         Re: Mental Health Management, Inc. 1993 Stock Option Plan Mental Health Management, Inc. 1993 Stock Option Plan for
               Non-Employee Directors
              Mental Health Management, Inc. Non-Employee
               Directors' Stock Option Plan

              Registration Statement on Form S-8
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Gentlemen:

         We have acted as counsel to MHM Services, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of common stock of the Company, par value $.01 per share (the "Shares"), issuable upon exercise of stock options granted under the Mental Health Management, Inc. 1993 Stock Option Plan, the Mental Health Management, Inc. 1993 Stock Option Plan for Non-Employee Directors, and the Mental Health Management, Inc. Non-Employee Directors' Stock Option Plan (together, the "Plans").

         In rendering our opinion, we have reviewed the Plans and such certificates, documents, corporate records, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based upon the foregoing, we are of the opinion that the 750,000
Shares issuable upon exercise of options granted under the Plans, when issued in accordance with the terms of the Plans, will be legally issued, fully paid, and non-assessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,